Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SmartKem, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	1,022,172	$3.50	$3,577,602	0.0000927	$331.65
Total Offering Amounts				------	$3,577,602	------	$331.65
Total Fee Offsets				------	------	------	------
Net Fees Due				------	------	------	$331.65

(1)      Covers 1,022,172 shares of common stock issuable under the SmartKem, Inc. 2021 Equity Incentive Plan and the 2021 United Kingdom Sub-Plan to the SmartKem, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)      Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the bid and asked prices of Registrant’s Common Stock on the OTCQB of the OTC Markets on April 4, 2022.